Exhibit 99.1

Channell Provides Updated Financial Guidance

TEMECULA, CA, Oct 19, 2007 (MARKET WIRE via COMTEX News Network) – Channell Commercial Corp. (NASDAQ: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water harvesting solutions distributed in markets throughout Australia, today announced updated financial guidance for the third quarter of 2007 ended September 30, 2007.

Revenue for the quarter is now expected within the $33.5-$34.5 million range compared to prior guidance of $35-$37 million, as a result of lower than anticipated revenues from the Company’s domestic communications business. On a GAAP basis, the Company now anticipates at or near break-even bottom-line results as compared to the prior guidance of EPS in the $0.09-$0.12 range. The Company’s BUSHMAN water harvesting business, however, was materially profitable during the quarter.

The Company expects to report final results in mid-November at which time it will provide updated financial guidance for the fourth quarter of 2007 and the full year.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water harvesting solutions distributed in markets throughout Australia. Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks. Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California. International operations include facilities in Toronto (Canada), London (U.K.) and various locations throughout Australia. Channell’s website is www.channell.com

Forward-Looking Statements

This news release contains statements that are not historical in nature and that may be characterized as “forward-looking statements” within the meaning of the securities laws. Examples of forward-looking statements would include statements about the expected future revenues, expenses and other financial results, and any other statements that are not historical facts. These statements are based on management’s current expectation and are subject to a number of uncertainties and risks. Actual results may differ materially. Important factors that could cause actual results to differ materially from the Company’s estimates or projections contained in the forward-looking statements include, but are not limited to: (1) obsolescence of Company products resulting from technological change, (2) ability to anticipate changes in technology and industry standards in order to successfully develop and introduce new products, (3) dependence on a few customers for a large percentage of sales, (4) dependence on the telecommunications industry to represent a substantial portion of the Company’s total sales, (5) customer demand, (6) material costs and the availability of complementary products, (7) energy costs, (8) integration of acquired businesses, (9) delays in product development, (10) operating leverage, (11) seasonality and fluctuations in operating results and (12) worldwide economic conditions. Such uncertainties are discussed further in the Company’s filings with the Securities and Exchange Commission, which you are encouraged to review in connection with this release.

CONTACTS

At the Company:

Michael Perica

Treasurer

951-719-2600

mperica@channellcorp.com